EXHIBIT 21

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

SIGNIFICANT SUBSIDIARIES

Name	Ownership %	State of Incorporation

Public Service Electric and Gas Company	100	New Jersey
PSEG Power LLC	100	Delaware
PSEG Fossil LLC	100	Delaware
PSEG Energy Resources & Trade LLC	100	Delaware
PSEG Energy Holdings L.L.C.	100	New Jersey
PSEG Resources L.L.C.	100	New Jersey

          The remaining subsidiaries of Public Service Enterprise Group Incorporated are not significant subsidiaries as defined in Regulation S-X.